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                                                                       EXHIBIT 5

                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017

                                                                   June 17, 1998

Bowne & Co., Inc.
345 Hudson Street
New York, New York 10014

Ladies and Gentlemen:

     With respect to the Registration Statement on Form S-8 (the "Registration Statement") of Bowne & Co., Inc. (the "Company"), relating to 1,590,000,000 shares of the Common Stock, par value $.01 per share, of the Company (the "Shares") to be registered under the Securities Act of 1933, as amended (the "Act"), in connection with the Company's 1997 Stock Incentive Plan (the "Stock Incentive Plan"), Deferred Award Plan, Long-Term Performance Plan and Stock Plan for Directors (collectively, the "Plans"), and the Common Stock granted to the chief executive officer (the "CEO"), we wish to advise you as follows:

     We have examined the Registration Statement and the forms of prospectuses related to the Stock Incentive Plan, Deferred Award Plan, Long-Term Performance Plan and Stock Plan for Directors. In addition, we have examined, and have relied as to matters of fact upon, original or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (i) the Shares that have been issued to the CEO and the Shares to be acquired by participants in the Plans that are purchased in the open market have been legally issued and are fully paid and nonassessable and (ii) when appropriate action has been taken by the Board of Directors or an appropriate Committee of the Board of Directors of the Company and when such Shares have been issued and sold and the purchase price paid therefor, any newly issued Shares to be acquired by participants in the Plans will be legally issued, fully paid and nonassessable.

     We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

     This opinion is rendered to you in connection with the above described transactions. This opinion may not be relied upon by you for any other purpose, or relied upon by or furnished to, any other person, firm or corporation without our prior written consent.

     We hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

                               Very truly yours,

                                          SIMPSON THACHER & BARTLETT

                                          /s/ Simpson Thacher & Bartlett